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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2002

IMC GLOBAL INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-9759 (Commission File Number)	36-3492467 (IRS Employer Identification No.)
100 South Saunders Road Lake Forrest, Illinois 60045 (Address of Principal Executive Offices, including Zip Code)

(847) 739-1200
(Registrant's Telephone Number, Including Area Code)

Item 5. Other Events.

        (a)  On December 2, 2002, we announced that our 2002 fourth quarter results from continuing operations will be lower than prior guidance and should approximate a loss of $7 million to $9 million. The current First Call consensus analyst estimate for the fourth quarter is a loss of 7 cents per share.

        We said the reduced fourth quarter outlook is primarily due to the continued downward pressure on phosphate margins as diammonium phosphate (DAP) prices have stagnated at significantly reduced levels versus the third quarter, while sulphur and ammonia input costs have increased materially.

        DAP export prices have decreased about $14 per metric ton since mid-September primarily due to the dampening effect of a competitor's announcement that it will restart idled capacity and the rapid liquidation of more than 80,000 metric tons of DAP inventory by another competitor prior to the sale of its Florida phosphate plant in early November. Phosphate pricing has remained at these reduced levels due to limited export spot demand, as most export orders are being shipped under contract, and reduced fall domestic demand to date. Compared to third quarter levels, ammonia prices in the fourth quarter have not abated from their nearly $50 per metric ton increase while sulphur contract pricing has risen $7.50 per long ton.

        Also affecting the quarter are sluggish fall domestic potash and phosphate sales volumes, with earnings primarily being impacted by reduced potash shipments and a resulting increase in potash mine-week shutdowns. Potash export shipments in the quarter also will be lower than expected due to the delayed approval of our increased export allocation level in Canpotex Limited, the offshore marketing company for Saskatchewan muriate of potash producers.

        Despite somewhat slower-than-expected fall domestic potash shipments, we said a mid-September potash price increase is holding with close to a $3 per short ton improvement to date.

        In the fourth quarter of 2001, we reported a loss from continuing operations before special items of $11.4 million. For the nine months ended September 30, 2002, we reported earnings from continuing operations of $19.9 million. We tentatively plan to release our 2002 fourth quarter results on Thursday, January 30, 2003.

        Management commented that the weaker fourth quarter outlook means that we will begin 2003 from a much lower earnings base than originally anticipated, that the magnitude of our earnings improvement next year versus 2002 will depend primarily on the extent of expected phosphate price improvement and the tempering of raw material costs, and that, just as phosphate prices and raw material costs swung dramatically in the fourth quarter, most indicators point to higher DAP prices and some easement in ammonia and sulphur costs by the start of the spring planting season next year.

        Management stressed that phosphate conditions are set to improve further in 2003, in line with consultants' forecasts of an approximately $10 per metric ton DAP price increase versus 2002's projected level, although somewhat lower than the year-over-year improvement of earlier projections. Management also noted that, as supply gradually becomes more balanced with demand, average operating rates and pricing should continue to rise from higher levels seen in 2002.

        Management commented that prospects for a strong 2003 rebound in North American phosphate and potash consumption remain bright given higher grain prices, lower corn and wheat ending stocks, and a likely increase in planted corn and wheat acreage, the two leading fertilizer-intensive crops, and that the world grain stocks-to-use ratio is now at its lowest level in 25 years.

        Finally, management noted that we are well-positioned to benefit from expectations for stronger fertilizer demand and pricing over the next several years against the backdrop of much tighter grain markets and higher crop prices.

        (b)  Our credit facilities require us to maintain certain financial ratios, including a leverage ratio test and an interest coverage ratio test. These financial covenants become more restrictive over time, with a step down in the required ratios beginning in the first quarter of 2003. During periods in which product prices or volumes, raw material prices or availability, or other conditions reflect the adverse impact of cyclical market trends or other factors, there can be no assurance that we will be able to comply with applicable financial covenants. In particular, our ability to meet the financial covenants in our credit facilities would require industry conditions substantially better than those expected in 2003. We are currently in discussions with the lenders under our credit facilities to enter into an amendment to change those covenants, but there can be no assurance that such amendment will be effected.

        As has been previously disclosed, our financial statements reflect our Salt, Ogden and Chemicals businesses as discontinued operations. Our Salt and Ogden businesses, as well as the Penrice portion of our Chemicals business, have been sold. We are actively pursuing an accelerated sales program for the remaining portions of our Chemicals business and target reaching an agreement to sell such assets by December 31, 2002. In order to achieve a more timely monetization of these assets, we may pursue options that could result in a sales price less than the carrying value on our financial statements. In such event, we will be required to record a non-cash charge for an additional loss on disposal of discontinued operations. In an effort to maximize value, we may choose to retain an equity interest. We have included a portion of our estimate of the proceeds from the sale of these assets in our capital resources budget.

        In the event that we are unable to complete the sale of any of the remaining Chemicals assets or certain other assets by early 2003, we may need to seek other sources of liquidity, including additional capital financing. There can be no assurance that we will be able to obtain such other sources on terms acceptable to us.

        From 1910 until 1987, IMC Global Operations Inc. and its predecessors conducted fertilizer manufacturing obligations at a facility in Spartanburg, South Carolina. On August 31, 2000, approximately 1,200 current or former neighbors of the Spartanburg facility filed individual claims against us for alleged personal injury, wrongful death, fear of disease, property damage and violation of civil rights related to these former facility operations (Adams et al. vs. IMC Global Inc. et al., U.S. District Court, District of South Carolina, Case No. 7-00-2732-13). On January 9, 2001, the suit was dismissed, without prejudice, for failure to state a claim. On April 5, 2001, approximately 900 neighbors re-filed individual claims against us. We have reached an agreement in principle with plaintiffs to pay $6.5 million to resolve this litigation. The Court approved the proposed settlement and certified the proposed settlement class on November 5, 2002. Potential class members received notice of the settlement on November 25, 2002 and must file written objections to or opt out of the settlement by December 31, 2002. The Court is scheduled to hold a fairness hearing on the class settlement on April 25, 2003. Settlement funds would be dispersed after final approval is received.

SIGNATURES

        According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on December 4, 2002.

IMC GLOBAL INC.
/s/ J. REID PORTER
By:	J. Reid Porter
Its:	Executive Vice President and Chief Financial Officer

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  Item 5. Other Events.
SIGNATURES